Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2014 Earnings; Updates Guidance for FY 2014

SAN DIEGO--(BUSINESS WIRE)--May 14, 2014--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $18.3 million, or $0.43 per diluted share, for the second quarter ended April 13, 2014, compared with earnings from continuing operations of $15.1 million, or $0.33 per diluted share, for the second quarter of fiscal 2013.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.51 in the second quarter of fiscal 2014 compared with $0.37 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 13,	April 14,	April 13,	April 14,
	2014	2013	2014	2013
Diluted earnings per share from continuing operations – GAAP	$0.43	$0.33	$1.18	$0.92
Restructuring charges	0.11	-	0.11	0.02
(Gains)/losses from refranchising	(0.03)	0.03	(0.03)	0.02
Operating earnings per share – Non-GAAP	$0.51	$0.37	$1.26	$0.96

In connection with the refinancing of the company’s credit facility in March 2014, the company wrote off $0.8 million in deferred financing costs during the second quarter. This charge is included in interest expense and negatively impacted diluted earnings per share by approximately one cent in the second quarter.

Lenny Comma, chairman and chief executive officer, said, “Overall, our second quarter results were solid, with a 38 percent increase in operating earnings per share resulting from better than expected same-store sales growth at Qdoba Mexican Grill®, margin expansion and lower overhead, which overcame a shortfall in sales at Jack in the Box®.”

Increase (decrease) in same-store sales:

	12 Weeks Ended	12 Weeks Ended	28 Weeks Ended	28 Weeks Ended
	April 13, 2014	April 14, 2013	April 13, 2014	April 14, 2013
Jack in the Box®:
Company	0.9%	0.9%	1.5%	1.6%
Franchise	0.6%	(0.2%)	1.3%	0.9%
System	0.7%	0.1%	1.4%	1.1%
Qdoba®:
Company	7.2%	(1.8%)	4.3%	0.1%
Franchise	6.8%	(0.9%)	4.4%	(0.1%)
System	7.0%	(1.3%)	4.3%	0.0%

“Jack in the Box company same-store sales increased 0.9 percent for the quarter, as sales trends softened in the last half of the quarter, when we saw an increase in messaging around value promotions from our competitors,” Comma said. “Importantly, both late-night and breakfast dayparts remained strong, and sales have rebounded through the first four weeks of our third quarter. While our same-store sales performance at Jack in the Box was lower than our expectations, system same-store sales growth for the quarter of 0.7 percent exceeded that of the QSR sandwich segment by 1.2 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended April 13, 2014. Included in this segment are 14 of the top QSR sandwich and burger chains in the country.

“Qdoba same-store sales in the second quarter increased 7.2 percent for company restaurants and 7.0 percent system-wide. Our results exceeded our expectations following the mid-February introduction of our Queso Bliss promotion featuring two new Queso flavors, Diablo and Verde. Guests clearly responded to the new product news surrounding this limited-time offer. In addition, our company performance reflected less discounting, as well as double-digit growth in catering sales.”

Consolidated restaurant operating margin increased by 140 basis points to 18.5 percent of sales in the second quarter of 2014, compared with 17.1 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box restaurants increased 150 basis points to 18.6 percent of sales. The improvement was due primarily to lower food and packaging costs and the benefit of refranchising, which were partially offset by higher utility costs. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of price increases and favorable product mix changes, combined with essentially no commodity inflation in the quarter. Restaurant operating margin for Qdoba restaurants increased 110 basis points to 18.3 percent of sales, due primarily to sales leverage, the benefit of less discounting, and commodity deflation of approximately 0.9 percent, which were partially offset by higher incentive compensation for restaurant managers, utilities, maintenance and repairs, credit card fees and beverage equipment rental costs.

SG&A expense for the second quarter decreased by $3.8 million and was 14.3 percent of revenues as compared to 15.1 percent in the prior year quarter. The decrease reflects a $4.0 million reduction in pension expense, a $1.9 million decrease in incentive and share-based compensation, and a $1.1 million decrease in advertising costs resulting from the Jack in the Box refranchising strategy. These decreases were partially offset by a $1.4 million increase in advertising costs at Qdoba due to the timing of advertising activities, and by a legal settlement of $1.0 million. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $0.5 million in the second quarter of 2014 as compared to $1.4 million in the second quarter of 2013, resulting in a year-over-year increase in SG&A of $0.9 million.

The company is continuing its efforts to improve its cost structure and identify opportunities to reduce G&A as well as improve restaurant profitability across both brands. During the second quarter of 2014, the company recorded a $6.4 million charge to write-off restaurant technology software as it plans to integrate certain systems across both brands to create efficiencies while lowering costs. Including this amount, total restructuring charges recorded during the second quarter of 2014 were $7.5 million, or approximately $0.11 per diluted share, as compared to $0.3 million during the second quarter of 2013. These charges are included in “Impairment and other charges, net” in the accompanying consolidated statements of earnings.

Gains from refranchising were $1.8 million in the second quarter of 2014, or approximately $0.03 per diluted share, compared with a loss of $2.4 million, or approximately $0.03 per diluted share, in the prior year quarter. During the second quarter of fiscal 2014, the company refranchised 14 Jack in the Box restaurants in one market and recognized a gain of $4.2 million. The company also recognized a loss of $3.1 million related to the expected sale of two Jack in the Box markets in the Southeast for which it has received signed letters of intent. Amounts in both years also include additional proceeds received as a result of the extension of underlying franchise and lease agreements for previously refranchised Jack in the Box restaurants.

In the third quarter of 2013, following the completion of the company’s previously disclosed review of market performance for its Qdoba brand, 62 company-operated Qdoba restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented. Discontinued operations for the second quarter of fiscal 2014 include after-tax charges related to the Qdoba restaurant closures of approximately $0.06 per diluted share, as compared to $0.04 for the second quarter of fiscal 2013.

Capital Allocation

The company repurchased approximately 2,100,000 shares of its common stock in the second quarter of 2014 at an average price of $59.54 per share for an aggregate cost of $125.0 million. Year-to-date through the second quarter, the company repurchased approximately 3,678,000 shares at an average price of $54.93 per share, for an aggregate cost of $202.0 million. This leaves $134.7 million remaining under a $200 million stock-buyback program authorized by the company’s Board of Directors in February 2014 that expires in November 2015. The company also separately announced today that its Board of Directors has approved the initiation of a regular quarterly cash dividend of $0.20 per share.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 6, 2014, and the fiscal year ending September 28, 2014. Fiscal 2014 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Third quarter fiscal year 2014 guidance

  Same-store sales are expected to increase approximately 2.0 to 3.0 percent at Jack in the Box company restaurants versus a 1.2 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 3.0 to 4.0 percent at Qdoba company restaurants versus a 0.5 percent increase in the year-ago quarter.

Fiscal year 2014 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants.
  Same-store sales are now expected to increase approximately 3.0 to 4.0 percent at Qdoba company restaurants.
  Overall commodity costs are now expected to increase by approximately 1 to 2 percent for the full year.
  Restaurant operating margin for the full year, which reflects an approximate 20 basis points impact from the July 2014 minimum wage increase in California, is expected to be approximately 18.0 to 18.5 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be approximately 13.5 to 14.0 percent as compared to 14.8 percent in fiscal 2013. G&A as a percentage of system-wide sales is expected to decline to approximately 3.8 percent in fiscal 2014 from 4.3 percent in fiscal 2013.
  Impairment and other charges as a percentage of revenue are expected to be approximately 70 basis points, excluding restructuring charges.
  Approximately 10 new Jack in the Box restaurants are expected to open, including approximately 3 company locations.
  Approximately 50 new Qdoba restaurants are expected to open, of which approximately 20 are expected to be company locations.
  Capital expenditures are expected to be $75 to $85 million.
  The tax rate is expected to be approximately 37 to 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, are now expected to range from $2.25 to $2.35 in fiscal 2014 as compared to operating earnings per share of $1.82 in fiscal 2013.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, May 15, 2014, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on May 15.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,250 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 46 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 13,	April 14,	April 13,	April 14,
	2014	2013	2014	2013
Diluted earnings per share from continuing operations – GAAP	$0.43	$0.33	$1.18	$0.92
Restructuring charges	0.11	-	0.11	0.02
(Gains)/losses from refranchising	(0.03)	0.03	(0.03)	0.02
Operating earnings per share – Non-GAAP	$0.51	$0.37	$1.26	$0.96

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)
	Quarter		Year-to-Date
	April 13,	April 14,	April 13,	April 14,
	2014	2013	2014	2013
Revenues:
Company restaurant sales	$257,773	$268,797	$596,602	$617,703
Franchise revenues	83,097	78,426	194,350	183,855
	340,870	347,223	790,952	801,558
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	81,422	88,036	189,660	200,572
Payroll and employee benefits	71,616	76,188	165,432	175,764
Occupancy and other	56,998	58,619	131,707	135,988
Total company restaurant costs	210,036	222,843	486,799	512,324
Franchise costs	41,996	39,661	97,507	92,149
Selling, general and administrative expenses	48,660	52,482	107,816	119,168
Impairment and other charges, net	9,056	2,373	10,965	5,625
(Gains) losses on the sale of company-operated restaurants	(1,757)	2,418	(2,218)	1,670
	307,991	319,777	700,869	730,936
Earnings from operations	32,879	27,446	90,083	70,622
Interest expense, net	4,311	3,426	8,853	8,791
Earnings from continuing operations and before income taxes	28,568	24,020	81,230	61,831
Income taxes	10,304	8,935	29,956	20,636
Earnings from continuing operations	18,264	15,085	51,274	41,195
Losses from discontinued operations, net of income tax benefit	(2,463)	(1,795)	(3,187)	(7,216)
Net earnings	$15,801	$13,290	$48,087	$33,979

Net earnings per share - basic:
Earnings from continuing operations	$0.44	$0.34	$1.22	$0.95
Losses from discontinued operations	(0.06)	(0.04)	(0.08)	(0.17)
Net earnings per share (1)	$0.38	$0.30	$1.14	$0.78
Net earnings per share - diluted:
Earnings from continuing operations	$0.43	$0.33	$1.18	$0.92
Losses from discontinued operations	(0.06)	(0.04)	(0.07)	(0.16)
Net earnings per share (1)	$0.37	$0.29	$1.11	$0.76

Weighted-average shares outstanding:
Basic	41,464	43,747	42,018	43,319
Diluted	42,632	45,274	43,336	44,736

(1) Earnings per share may not add due to rounding

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)
	April 13,	September 29,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$9,112	$9,644
Accounts and other receivables, net	56,317	41,749
Inventories	7,821	7,181
Prepaid expenses	45,344	19,970
Deferred income taxes	26,685	26,685
Assets held for sale	3,569	11,875
Other current assets	1,103	108
Total current assets	149,951	117,212
Property and equipment, at cost	1,507,467	1,516,913
Less accumulated depreciation and amortization	(772,567)	(746,054)
Property and equipment, net	734,900	770,859
Intangible assets, net	16,006	16,390
Goodwill	149,115	148,988
Other assets, net	264,414	265,760
	$1,314,386	$1,319,209
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,851	$20,889
Accounts payable	32,149	36,899
Accrued liabilities	135,772	153,886
Total current liabilities	178,772	211,674
Long-term debt, net of current maturities	498,882	349,393
Other long-term liabilities	275,579	286,124
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 79,639,009 and
78,515,171 issued, respectively	796	785
Capital in excess of par value	337,678	296,764
Retained earnings	1,219,910	1,171,823
Accumulated other comprehensive loss	(60,508)	(62,662)
Treasury stock, at cost, 39,604,361 and 35,926,269 shares, respectively	(1,136,723)	(934,692)
Total stockholders’ equity	361,153	472,018
	$1,314,386	$1,319,209

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	Year-to-Date
	April 13,	April 14,
	2014	2013
Cash flows from operating activities:
Net earnings	$48,087	$33,979
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	49,725	52,590
Deferred finance cost amortization	1,177	1,249
Deferred income taxes	5,221	2,536
Share-based compensation expense	6,348	7,599
Pension and postretirement expense	7,410	16,772
Gains on cash surrender value of company-owned life insurance	(3,428)	(5,669)
(Gains) losses on the sale of company-operated restaurants	(2,218)	1,670
Losses on the disposition of property and equipment	1,745	416
Impairment charges and other	6,937	4,828
Loss on early retirement of debt	789	939
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(14,274)	25,227
Inventories	(640)	25,883
Prepaid expenses and other current assets	(26,368)	751
Accounts payable	1,725	(32,036)
Accrued liabilities	(13,543)	(4,256)
Pension and postretirement contributions	(7,831)	(7,052)
Other	(9,910)	(3,821)
Cash flows provided by operating activities	50,952	121,605
Cash flows from investing activities:
Purchases of property and equipment	(31,196)	(41,754)
Purchases of assets intended for sale and leaseback	(19)	(25,165)
Proceeds from the sale of assets	2,105	22,892
Proceeds from the sale of company-operated restaurants	7,842	2,866
Collections on notes receivable	1,774	2,987
Acquisitions of franchise-operated restaurants	(1,750)	(11,014)
Other	36	3,694
Cash flows used in investing activities	(21,208)	(45,494)
Cash flows from financing activities:
Borrowings on revolving credit facilities	509,000	479,000
Repayments of borrowings on revolving credit facilities	(379,000)	(539,000)
Proceeds from issuance of debt	200,000	200,000
Principal repayments on debt	(190,549)	(170,540)
Debt issuance costs	(3,527)	(4,392)
Proceeds from issuance of common stock	22,457	37,113
Repurchases of common stock	(205,453)	(40,465)
Excess tax benefits from share-based compensation arrangements	12,017	599
Change in book overdraft	4,774	(36,693)
Cash flows used in financing activities	(30,281)	(74,378)
Effect of exchange rate changes on cash and cash equivalents	5	—
Net (decrease) increase in cash and cash equivalents	(532)	1,733
Cash and cash equivalents at beginning of period	9,644	8,469
Cash and cash equivalents at end of period	$9,112	$10,202

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA
	Quarter		Year-to-Date
	April 13,	April 14,	April 13,	April 14,
	2014	2013	2014	2013
Revenues:
Company restaurant sales	75.6%	77.4%	75.4%	77.1%
Franchise revenues	24.4%	22.6%	24.6%	22.9%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	31.6%	32.8%	31.8%	32.5%
Payroll and employee benefits (1)	27.8%	28.3%	27.7%	28.5%
Occupancy and other (1)	22.1%	21.8%	22.1%	22.0%
Total company restaurant costs (1)	81.5%	82.9%	81.6%	82.9%
Franchise costs (1)	50.5%	50.6%	50.2%	50.1%
Selling, general and administrative expenses	14.3%	15.1%	13.6%	14.9%
Impairment and other charges, net	2.7%	0.7%	1.4%	0.7%
(Gains) losses on the sale of company-operated restaurants	(0.5)%	0.7%	(0.3)%	0.2%
Earnings from operations	9.6%	7.9%	11.4%	8.8%
Income tax rate (2)	36.1%	37.2%	36.9%	33.4%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)
	Quarter				Year-to-Date
	April 13, 2014		April 14, 2013		April 13, 2014		April 14, 2013
Jack in the Box:
Company restaurant sales	$181,206		$203,439		$425,077		$470,615
Company restaurant costs:
Food and packaging	58,644	32.4%	68,195	33.5%	138,510	32.6%	155,993	33.1%
Payroll and employee benefits	50,971	28.1%	58,108	28.6%	118,453	27.9%	135,110	28.7%
Occupancy and other	37,831	20.9%	42,421	20.9%	87,818	20.7%	99,009	21.0%
Total company restaurant costs	$147,446	81.4%	$168,724	82.9%	$344,781	81.1%	$390,112	82.9%
Qdoba:
Company restaurant sales	$76,567		$65,358		$171,525		$147,088
Company restaurant costs:
Food and packaging	22,778	29.7%	19,841	30.4%	51,150	29.8%	44,579	30.3%
Payroll and employee benefits	20,645	27.0%	18,080	27.7%	46,979	27.4%	40,654	27.6%
Occupancy and other	19,167	25.0%	16,198	24.8%	43,889	25.6%	36,979	25.1%
Total company restaurant costs	$62,590	81.7%	$54,119	82.8%	$142,018	82.8%	$122,212	83.1%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:
	April 13, 2014			April 14, 2013
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	465	1,786	2,251	547	1,703	2,250
New	—	7	7	3	9	12
Refranchised	(14)	14	—	(4)	4	—
Acquired from franchisees	4	(4)	—	1	(1)	—
Closed	—	(4)	(4)	(1)	(5)	(6)
End of period	455	1,799	2,254	546	1,710	2,256
% of JIB system	20%	80%	100%	24%	76%	100%
% of consolidated system	60%	85%	78%	62%	85%	78%
Qdoba:
Beginning of year	296	319	615	316	311	627
New	8	12	20	12	20	32
Acquired from franchisees	—	—	—	12	(12)	—
Closed	(1)	(8)	(9)	—	(12)	(12)
End of period	303	323	626	340	307	647
% of Qdoba system	48%	52%	100%	53%	47%	100%
% of consolidated system	40%	15%	22%	38%	15%	22%
Consolidated:
Total system	758	2,122	2,880	886	2,017	2,903
% of consolidated system	26%	74%	100%	31%	69%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291